Exhibit 35.1

CERTIFICATE OF COMPLIANCE

The undersigned hereby certifies that she is the duly elected and acting Assistant Treasurer-Corporate Finance and Cash Management of Public Service Company of New Hampshire, as servicer (the “Servicer”) under the Servicing Agreement, dated as of May 8, 2018, (the “Servicing Agreement”), between the Servicer and PSNH Funding LLC 3 (the “Issuer”), and further certifies on behalf of the Servicer that:

1.             In my capacity as Assistant Treasurer-Corporate Finance and Cash Management of the Servicer, I am responsible for assessing the Servicer’s compliance with the servicing criteria applicable to the Servicer set forth in the Servicing Agreement and Item 1122(d) of Regulation AB;

2.             A review of the activities of the Servicer and of its performance under the Servicing Agreement for the period from May 8, 2018, the Closing Date, to December 31, 2018 has been made under the supervision of the undersigned pursuant to Item 1122(d) of Regulation AB and Section 3.03 of the Servicing Agreement; and

3.             To the undersigned’s knowledge, based on such review, the Servicer has fulfilled all its material obligations in all material respects under the Servicing Agreement throughout the period from May 8, 2018, the Closing Date, to December 31, 2018 except as listed on Annex A hereto.

4.             Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report on its assessment of compliance with the applicable servicing criteria as of December 31, 2018, and for the period from May 8, 2018, the Closing Date, to December 31, 2018.

Executed as of this 22nd day of March 2019.

By:	/s/ Emilie G. O’Neil
Name: Emilie G. O’Neil
Title: Assistant Treasurer- Corporate Finance and Cash Management

ANNEX A

LIST OF SERVICER DEFAULTS

Nature of Default	Status